Exhibit 99.2

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) dated as of November 23, 2015 is by and between, Reven Housing REIT, Inc. (the “Company”), and U.S. Bank National Association (the “Escrow Agent”), known collectively herein as the “Parties.”

RECITALS

A.           The Company is conducting the public offering (“Public Offering) of a minimum of 2,610,000 shares (the ‘‘Minimum Offering’’) and a maximum of 5,000,000 shares (the ‘‘Maximum Offering’’) of its common stock, $0.001 par value per share (“Common Stock”), at $5.75 per share pursuant to a Registration Statement on Form S-11 (“Registration Statement”) filed with the Securities and Exchange Commission (“SEC”).

B.           The Company desires to establish an account with the Escrow Agent into which certain monies will be deposited and held in escrow until a minimum of $15,007,500, has been raised in connection with that certain Subscription Agreement (“Subscription Agreement”) Subscription Agreement between the Company and the purchasers (the “Purchasers”), a copy of which has been provided to the Escrow Agent.

C.           U.S. Bank National Association has agreed to act as Escrow Agent on behalf of the Company and shall hold the proceeds of the Public Offering on the terms and conditions set forth in this Agreement.

D.           This Agreement shall replace and supersede that Escrow Agreement dated September 29, 2015 previously entered into between the parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.           ESCROW FEES: The Company hereby agrees to pay the Escrow Agent an advance payment for ordinary services rendered hereunder (the “Escrow Fee”) which shall be calculated in accordance with the Escrow Agent’s fee schedule attached as Exhibit A hereto. The Company further agrees to pay the Escrow Agent reasonable fees, which shall be agreed upon between the Parties, for any services in addition to those provided for herein to the extent, except to the extent otherwise provided in Section 8 hereof, that the Company has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.

2.           DEPOSITS: Pursuant to the Subscription Agreement, each Purchaser shall deposit with the Escrow Agent, by certified or bank cashier’s check or by wire transfer of immediately available funds to an account designated by the Escrow Agent, its applicable Subscription Payment (as defined in the Subscription Agreement), which amount is set forth in the Subscription Agreement (collectively, the “Subscription Payments”), a copy of which has been provided to the Escrow Agent and the Escrow Agent shall deposit the Subscription Payments into a fully segregated escrow account created for the Purchasers (the “Escrow Account”). On or prior to the date the Escrow Agent receives a Purchaser’s Subscription Payment, the Company shall furnish to the Escrow Agreement via electronic mail, overnight delivery, facsimile or regular mail to the address as indicated in Section 14c hereunder, a completed Purchaser’s counterpart signature page to the Subscription Agreement. Each Purchaser’s Subscription Payment held in the Escrow Account shall be held and distributed pursuant to the terms and conditions of this Agreement. All Subscription Payments shall be made as follows:

(a)	if in the form of a wire transfer, such Subscription Payments shall be made as follows:

U.S. Bank, N.A.
Bank Address: 633 W. 5th Street, 24th floor, Los Angeles, CA 90071
ABA# 091000022
Acct: 180121167365
Beneficiary: U.S. Bank Trust N.A.
Ref: Reven Housing Escrow
Attn: Georgina Thomas/Jenny Jensen

(b)	if in the form of a check, such check must be in the form of a certified or bank cashier’s check payable to U.S. Bank Escrow #242840000 and delivered to:

Via Regular Mail:

US Bank Operations Center ATTN: Jenny Jensen/TFM Lockbox Services - CM 9705 PO Box 70870 Saint Paul, MN 55170-9705 REF: Reven Housing Escrow #242840000
Via Overnight Delivery:
US Bank
Attn: Jenny Jensen/TFM
1200 Energy Park Drive
Saint Paul, MN 55108
REF: Reven Housing Escrow #242840000

Checks require additional processing time and may take up to 3 business days until the escrow account is credited.

3.          INVESTMENT OF FUNDS: All Subscription Payments shall be held in a non-interest bearing account and shall remain uninvested.

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4.           TERMINATION DATE: For the purpose of this Agreement, the “Termination Date” shall be the close of business on December 31, 2015, subject to the Company’s right to extend such date by up to 60 days to February 29, 2016, or date on which the earlier of the event specified in Section 5(a) or 5(b) shall occur; provided, however, that if the Minimum Offering Amount is distributed to the Company pursuant to Section 5(b) below, then the Offering and the escrow hereunder shall continue until the earlier of the date that all of the offered shares are sold or the Company’s written election to terminate the Offering and this escrow.

5.           DISBURSEMENT OF FUNDS:

(a)          TERMINATION OF THE OFFERING: If the Escrow Agent has not received on or before the Termination Date (i) Subscription Payments in an aggregate amount of at least $15,007,500 (“Minimum Offering Amount”) , and (ii) written notification from the Company (“Nasdaq Listing Notification”) that The Nasdaq Capital Market has approved the listing of the Company’s Common Stock upon completion of the Minimum Offering, the Escrow Agent shall release all Subscription Payments to each Purchaser in such event without cost or offset of any kind, with any and all such fees and costs to be borne and paid by the Company. All disbursements by the Escrow Agent pursuant to this section shall be made to each Purchaser pursuant to the instructions given by such Purchaser. Notwithstanding the forgoing, written instructions may be provided by the Company to extend the Termination Date and shall indicate the number of days the offering is to be extended. Such instructions shall be delivered to the Escrow Agent on the Termination Date as set forth in Section 4.

(b)          CLOSING OF OFFERING: If the Escrow Agent has received on or before the Termination Date the Minimum Offering Amount and the Nasdaq Listing Notification and written acceptance of each such Purchaser by the Company (delivery by the Company of the Purchaser’s counterpart signature page to the Subscription Agreement hereunder shall constitute acceptance by the Company of such Subscription), then the Escrow Agent shall, pursuant to written instruction by the Company, disburse all Subscription Payments to the Company in immediately available funds in accordance with the written instructions delivered by the Company. Any funds to be delivered to the Company shall be paid according to the payment instructions as set forth in Exhibit B attached hereto unless the Company provides the Escrow Agent with alternate payment instructions in writing prior to making any disbursements. Following the disbursement of the Minimum Offering Amount pursuant to this Section 5(b), the Offering and the escrow hereunder shall continue until the earlier of the date that all of the offered shares are sold or the Company’s written election to terminate the Offering and this escrow, and any further Subscription Payments deposited into escrow shall be released by the Escrow Agent to the Company from time to time as the Company requests in writing.

6.           COLLECTED FUNDS: No Subscription Payment shall be disbursed pursuant to Section 5 until such Subscription Payment has been received by the Escrow Agent in immediately available funds.

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7.           LIABILITY OF ESCROW AGENT: The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to the Company, any Purchaser or any Party for damages, losses, or expenses, except for theft, gross negligence or willful misconduct on the part of the Escrow Agent. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action.

The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative’s authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. Escrow Agent shall be entitled to act in accordance with any court order or other final determination by any governmental authority concerning any matter arising hereunder without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Account is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

8.           FEES AND EXPENSES: It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all funds to be distributed to the Company pursuant to Section 5(b), documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid. The Company promises to pay these sums upon demand. Unless otherwise provided herein, the Company will pay all of the Escrow Agent’s usual charges and the Escrow Agent may deduct such sums from the funds to be distributed to the Company pursuant to Section 5(b.

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9.           CONTROVERSIES: If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and or otherwise owed to the Escrow agent hereunder. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

10.         INDEMNIFICATION OF ESCROW AGENT: The Company and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent (which term shall include its directors, officers, employees and agents) harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties or the enforcement of Escrow Agent’s rights under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, whether initiated by Company, Placement Agent, a Purchaser or any other person or entity, provided however, the Company shall not be obligated to indemnify the Escrow Agent for any claims arising under the theft, gross negligence or willful misconduct on the part of the Escrow Agent. Also, provided that the Company is not in breach of this Section 10, the Company shall not be obligated hereunder for any settlement entered into by the Escrow Agent without the Company’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

11.         RESIGNATION OF ESCROW AGENT: The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Company provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Company shall use its best efforts to obtain a successor escrow agent within 30 days after receiving such notice. If the Company fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

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12.         AUTOMATIC SUCCESSION: Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its global escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

13.         TERMINATION: This Agreement shall terminate upon the completion of the conditions of Sections 5(a) or 5(b) hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof.

14.         MISCELLANEOUS:

(a)          GOVERNING LAWS: This Agreement is to be construed and interpreted according to California law.

(b)          COUNTERPART: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)          NOTICES: All instructions, notices and demands herein provided for shall be in a manually signed writing and shall be mailed postage prepaid, first class mail, delivered by courier, or telecopies as follows:

If to the Company to:

Reven Housing REIT, Inc.

7911 Herschel Ave, Suite 201

La Jolla, CA 92037

Attention: Thad Meyer, CFO

Telephone: 858 459-4000

Facsimile No.: NA

Email: tlm@revenhousingreit.com

With a copy to;

Reven Housing REIT, Inc.

7911 Herschel Ave, Suite 201

La Jolla, CA 92037

Attention: Chad Carpenter, CEO

Telephone: 858 459-4000

Facsimile No.: NA

Email: cmc@revenhousingreit.com

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Greenberg Traurig, LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: Daniel Donahue

Telephone: 949.732.6557

Facsimile No.: 949.732.6501

Email: donahued@gtlaw.com

If to the Escrow Agent to:

U.S. Bank National Association

Attn: Georgina Thomas

633 W. 5th Street, 24th floor

Los Angeles, CA 90071

Telephone: (213)615-6001

Facsimile: (213)615-6199

georgina.thomas@usbank.com

(d)          AMENDMENTS: This Agreement may be amended by written notice signed by the Company, except that Section 7 through Section 13 may be amended only with the consent of the Escrow Agent.

(e)          COMPANY REPRESENTATION: The Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale by the Company. The Company further agrees that it will insert in any prospectus, offering circular, advertisement, subscription agreement or other document made available to prospective purchasers of the securities the following statement in bold face type: “U.S. Bank National Association is acting only as an escrow agent in connection with the offering described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such securities”, and will furnish to the Escrow Agent a copy of each such prospectus, offering circular, advertisement, subscription agreement or other document promptly upon request.

15.         USA Patriot Act Compliance Information: To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

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16.         Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and cannot be modified, amended, supplemented, or changed, nor can any provisions hereof be waived, except by written instrument executed by the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.         Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit C hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the undersigned have caused this Escrow Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that U.S. Bank National Association is acting only as an escrow agent in connection with the offering of the Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities.

COMPANY:

REVEN HOUSING REIT, INC.

By:	/s/ Chad Carpenter
Name: Chad Carpenter
Title: Chief Executive Officer

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Georgina Thomas
Name: Georgina Thomas
Title: Assistant Vice President

EXHIBIT A

ESCROW FEES

Reven Housing REIT, Inc.

01010	Acceptance Fee	$1500
	The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the establishment of the escrow. This is a one-time fee, payable at the time the escrow account is established.

04460	Escrow Agent Administration Fee	$2000
	Annual Administration fee for performance of the routine duties of the escrow agent associated with the management of the escrow account. Administration fees are payable at the time the escrow account is established.

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge may be assessed based on the nature of the service and the responsibility involved. At our option, these charges would be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

EXHIBIT B

Company Wire Instructions

EXHIBIT C

Each of the following person(s) is authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Company’s behalf (only one signature required):

Chad Carpenter
Name	Specimen signature	Telephone No.

Thad Meyer
Name	Specimen signature	Telephone No.